1140 Pearl Street, Boulder, Colorado 80302

Contacts for Incentra Solutions:
Allen & Caron Inc.	Incentra Solutions, Inc.
Jill Bertotti (investors)	Anthony DiPaolo
jill@allencaron.com	Chief Financial Officer
Len Hall (financial media)	adipaolo@incentrasolutions.com
len@allencaron.com	(720) 566-5000
(949) 474-4300

INCENTRA SOLUTIONS REPORTS
2008 THIRD QUARTER, NINE-MONTH RESULTS

Total Quarterly Revenue Up 52% Year-over-Year; Fifth Consecutive Quarter of
Operating Profit Growth

Boulder, CO, November 4, 2008 - Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT services and solutions to enterprises and managed service providers in North America and Europe, today announced strong year-over-year growth in revenues and operating profit for its third quarter and first nine months ended September 30, 2008.

Driven by a 22 percent increase in Services revenue and a 58 percent increase in Product revenue, total revenue in the 2008 third quarter increased 52 percent to $55.1 million, up from $36.4 million in the 2007 third quarter. Services revenue in this year’s third quarter was $7.4 million and Product revenue was $47.7 million, up from $6.1 million and $30.3 million, respectively, in the prior year quarter.

For the first nine months of 2008, total revenue increased 77 percent to $162.6 million from $92.1 million in the year-earlier period. Services revenue for the first nine months of 2008 increased 39 percent to $22.2 million and Product revenue grew 84.3 percent to $140.4 million, up from $16.0 million and $76.2 million, respectively, in the first nine months of 2007. The 2008 third quarter and first nine months included revenue from the acquisitions of Helio Solutions (Helio) and Sales Strategies, Inc (SSI), which were both completed during August 2007.

Chairman and CEO Thomas P. Sweeney said that Incentra reported its fifth consecutive quarter of operating profit in this year’s third quarter with strong year-over-year increases in both the third quarter and first nine months of 2008. Operating profit in the 2008 third quarter was $1.2 million, up from an operating profit of $114,000 in last year’s third quarter. For the first nine months of 2008, operating profit grew to $2.9 million compared to an operating loss of $1.1 million in the year-earlier period.

“Even though the third quarter, which is typically the slowest quarter in our industry, was marked by a great deal of economic uncertainty, we reported solid year-over-year financial and operational results in the quarter,” Sweeney added. “Our investments in our Consulting and Professional Services practices are beginning to pay dividends, as more customers are contracting with Incentra to provide a broader set of IT services before, during and after technology projects are implemented. We have also seen significant increases in the complexity and depth of the projects we are managing. These two trends are not only driving higher volumes of services revenues but are also increasing the volume of technology we are selling to customers as Incentra becomes the preferred provider of IT services and solutions. We believe this broader set of consulting, technology and outsourcing solutions will continue to drive additional spending from our existing customers and allow us to continue to take market share from our competitors.”

Chief Financial Officer Anthony DiPaolo said, “Our cost control efforts continue to result in declining SG&A costs as a percentage of revenue. As the revenue producing capacity of our business has grown, our ability to manage costs has contributed significantly to achieving operating profit. SG&A costs, excluding non-cash items, were 18 percent of revenue for both the third quarter and first nine months of 2008, down from 23 percent and 24 percent, respectively, in the year-earlier periods.”

Net loss applicable to common shareholders for the 2008 third quarter decreased to $2.1 million, or a loss per share of $0.08, from $2.5 million, or a loss per share of $0.15, for the 2007 third quarter. For the first nine months of 2008, net loss applicable to common shareholders decreased to $7.1 million, or a loss per share of $0.27, from $8.8 million, or a loss per share of $0.61, for the prior year period.

Basic and diluted weighted average shares outstanding for the 2008 third quarter and first nine months were 26,404,885 and 26,403,933, respectively, compared with 16,821,857 and 14,380,724 in the year-earlier periods. The year-over-year increase in shares principally reflects the issuance of shares associated with the acquisitions of Helio and SSI, and issuance of shares in payment of fees related to the financing of those acquisitions.

President and Chief Operating Officer Shawn O’Grady said, “The results for the third quarter demonstrate that we are seeing a return on our investment in growing market share and expanding our capabilities. We have been investing all year to grow our capabilities in the areas that are on the forefront of everybody’s IT agenda at the moment: Consolidation, Optimization, Virtualization and Business Continuity/Disaster Recovery across all of the technologies in the data center. This is driving our services growth, and we are pleased by the increased size, complexity and value of our services engagements. Furthermore, on the strength of our value proposition and marketing efforts, we have added 190 new customers since the beginning of the year. These two forces, market share expansion and capability expansion, will continue to drive the growth of our business.”

Overall gross margin in this year’s third quarter and first nine months increased 36 percent and 58 percent, respectively, to $10.7 million and $31.0 million, compared to $7.9 million and $19.6 million, respectively, in the year-earlier periods. Gross margin as a percentage of revenue was 19.3 percent in the third quarter of 2008 compared to 21.6 percent for the third quarter of 2007. For the first nine months of this year, gross margin as a percentage of revenue was 19.1 percent compared to 21.3 percent for the first nine months of last year.

Services gross margin as a percentage of revenue in the third quarter and first nine months of 2008 was 28.1 percent and 28.3 percent, respectively, compared to 33.4 percent and 34.1 percent in the prior year periods. Product gross margin percentage in this year’s third quarter and first nine months were 18.0 percent and 17.6 percent, respectively, compared to 19.2 percent and 18.6 percent in the respective 2007 periods. The year-over-year decline in Services gross margin percentage is reflective of a higher volume of first call support contracts, which carry a lower margin than other services, and an increase in the volume of outside contractors used to deliver professional services engagements.

Outlook for 2008:
Exclusive of any acquisitions, Incentra has narrowed its expectations for 2008 revenue to be between $212 million and $220 million, approximately 45 to 50 percent higher than revenue in 2007, and the Company believes it will be cash flow positive for the year.

Conference Call Information
As previously announced, management will host a conference call today to be broadcast live on the Internet at 11:30 a.m. (Eastern time). The dial-in number for the call from locations in North America is 1-800-762-8795, and for callers outside North America, the dial-in number for the call is 1-480-248-5085. The conference ID is 3937370. You may also access the live webcast on the Company/Investors section of the Company’s website, www.incentrasolutions.com, under “Conference Call and Webcasts.” Additionally, an archive of the conference call will be available on this site.

About Incentra Solutions, Inc.
Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT services and solutions to enterprises and managed service providers in North America and Europe. Incentra’s complete solution includes managed services, professional services, hardware and software products with the Company’s First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.

Incentra Solutions Forward Looking Statements
Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company’s inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

TABLES FOLLOW

Operating Profit Reconciliation

All amounts in (000's)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2008	2007	2008	2007

Net loss before accretion of preferred stock	$(1,563)	$(1,857)	$(5,276)	$(6,825)
Depreciation and amortization	1,069	694	3,059	2,175
Interest expense, net (cash portion)	1,027	659	3,058	1,329
Interest expense (non-cash portion)	520	295	1,644	1,121
Non-cash stock-based compensation	147	323	456	1,146

Operating profit (loss)	$1,200	$114	$2,941	$(1,054)

Operating Profit : Earnings before interest, taxes, depreciation, amortization, and before stock-based compensation charges and other non cash charges

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
REVENUES:
Products	$47,675	$30,269	$140,426	$76,186
Services	7,439	6,092	22,159	15,956
TOTAL REVENUE	55,114	36,361	162,585	92,142

COST OF REVENUES:
Products	39,115	24,445	115,682	62,036
Services	5,345	4,057	15,892	10,521
TOTAL COST OF REVENUES	44,460	28,502	131,574	72,557

GROSS MARGIN	10,654	7,859	31,011	19,585

Product - $	8,560	5,824	24,744	14,150
Services - $	2,094	2,035	6,267	5,435

Product - %	18.0%	19.2%	17.6%	18.6%
Services - %	28.1%	33.4%	28.3%	34.1%

SG&A	10,646	8,921	31,754	24,171

INCOME (LOSS) FROM OPERATIONS	8	(1,062)	(743)	(4,586)

Interest expense, net	(1,570)	(794)	(4,533)	(2,239)

NET LOSS	(1,562)	(1,856)	(5,276)	(6,825)

Accretion of convertible redeemable preferred stock to redemption amount	(559)	(654)	(1,868)	(1,963)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(2,121)	$(2,510)	$(7,144)	$(8,788)

Weighted average number of common shares outstanding - basic and diluted	26,404,885	16,821,857	26,403,933	14,380,724

Basic and diluted net loss per share applicable to common shareholders
Net Loss per share- basic and diluted	$(0.08)	$(0.15)	$(0.27)	$(0.61)

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